EXHIBIT 99.1
                                  PRESS RELEASE




[IVP Technology Corporation logo]
PRESS RELEASE
FOR IMMEDIATE RELEASE

                      IVP TECHNOLOGY CORPORATION ANNOUNCES
                  MAJOR DEVELOPMENTS AT ANNUAL GENERAL MEETING

MIAMI, FL, MAY 28, 2003 - IVP Technology Corporation (OTCBB: TALL) at its annual general meeting announced today a number of corporate developments.

IVP has reached agreement to sell its wholly owned subsidiary Ignition Entertainment Limited and certain U.S. assets related to Ignition USA to one of Ignition's former shareholders. The board of directors of IVP Technology determined that the sale of the unit is in the best interests of all current shareholders of IVP based on ongoing cash needs for the U.K. company that exceed IVP's ability to raise working capital in the current market. IVP will continue to operate a game development and distribution business in the mobile game market but will cease to operate in the platform game market until its ability to raise capital is assured. The price of the divestiture will not be disclosed until all the terms of the purchase and sale agreement are completed.

Brian MacDonald, president and CEO of IVP said, "The board has decided to divest the U.K. operation because IVP's share price could not sustain a prolonged and expensive platform game development program before profitability is reached.
Delays in scheduled publication of completed games and slippage in internal platform game development were in part a direct result of the long delay in gaining SEC approval for the company's prospectus. This delay, coupled with a difficult financing environment and changing retail market conditions in the United States and Europe, means IVP must focus solely on revenue producing segments that can generate positive cash flow in this fiscal year."

MacDonald said, "The impact of this sale will result near term in a drop in revenue but an improvement in the bottom line and cash flow. The divestiture will also have a major positive effect on our balance sheet. Looking forward we believe there are highly promising opportunities to profitably produce games and other applications for the mobile phone market where we have already begun to make sales. This is a market with enormous potential that will be realized in the next few years with the inevitable explosion in the use of Java enabled mobile phones and other portable devices in North America, Europe and Asia. Java enabled phones have already made extensive inroads in Europe and Asia. In addition, our MDI group is making good progress as a provider of medical data integration for hospitals. We already have agreements with four hospitals in the Toronto area and we believe there is a solid market available to us in the healthcare IT field."

IVP Technology also announced that it has retained Hawk Associates of Tavernier, Florida to provide the company with investor relations and financial media support. Hawk Associates is an international investor relations and financial media relations consulting firm serving clients in California, Connecticut, Florida, Maryland, New Mexico, Utah, New York and Toronto, Canada.

                                     -more-

IVP Technology Corporation                                                     2

IVP also announced that it has applied to the Secretary of State of Nevada for a corporate name change to ActiveCore Technologies, Inc. Until the regulatory authorities in Nevada accept the name change the company will continue to operate under the IVP banner. The company believes that it will be listed on the new BBX exchange upon that exchange's opening expected in December 2003. The company's symbol on the OTC BB will remain unchanged until the move to the new exchange.

MacDonald said, "We believe the ActiveCore Technologies name will help us build a stronger brand awareness with both our customer base and with Wall Street. This is part of an expanded and accelerated effort to position our company for financial and product success in the months and years ahead."

Lastly IVP announced that the company is expecting to complete a new debt arrangement for the company that will augment the equity line of credit provided by Cornell Capital.

ABOUT IVP TECHNOLOGY CORPORATION
IVP Technology Corporation, soon to be renamed ActiveCore Technologies, Inc., is a software development and integration company focusing on mobile applications and medical systems. The company is a Nevada registered corporation that trades on the OTCBB under the symbol TALL. For more information visit www.ivptechnology.com.

For more information contact Brian J. MacDonald, president and CEO (416) 255-7578 or (416) 255-7579. Email: bmacdonald@ivptechnology.com or Frank Hawkins or Julie Marshall of Hawk Associates at (305) 852-2383 or via email at info@hawkassociates.com

FORWARD-LOOKING STATEMENTS
Statements contained in this news release regarding IVP Technology's and other planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond IVP Technology's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in IVP Technology's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 14, 2003. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above.